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                                                                    EXHIBIT 99.1



                                                  2CONNECT EXPRESS, INC.
                                                  3500 Gateway Drive, Suite 101
                                                  Pompano Beach, FL 33069





FOR IMMEDIATE RELEASE


For Further Information Contact:
Mr. Thomas H. Hicks
President & Chief Executive Officer (interim)
Phone   (954) 971-3555
Fax     (954) 971-1922


       2Connect Announces Amendment to Disclosure Statement and Status of
                              Bankruptcy Proceeding


POMPANO BEACH, FL (July 23, 1998) - 2Connect Express, Inc. (OTC Bulletin Board:
CNTCU) today announced that it has filed a motion with the United States Bankruptcy Court, Southern District of Florida, to amend its Disclosure Statement and expedite a hearing on such motion. The Disclosure Statement amendment is required based on recent events. As a result, the Disclosure Statement amendment, which is subject to Bankruptcy Court approval, provides for the extinguishment of all pre-confirmation equity interests in 2Connect as of the Effective Date of the Plan.

The Company believes that this recent information is material and must be disclosed to all creditors and equity securities holders in connection with their deliberation on the Plan.

2Connect filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code on January 12, 1998, and subsequently closed all of its stores except the store at Coral Square Mall in Coral Springs, Florida. The Coral Square store has operated since June 16, 1998 under a management agreement with Bobby Allison Cellular Systems of Florida, Inc. whereby Bobby Allison is responsible for all expenses related to that store and is entitled to any profits or losses that it generates. The Company has liquidated most other assets and reduced overhead to skeleton levels.